Exhibit 5.1

Lee Thoresen Senior Associate General Counsel 60 South Sixth Street Minneapolis, MN 55402 Office: 612.313.1341 lee.thoresen@rbc.com

January 29, 2021

Royal Bank of Canada

Royal Bank Plaza

200 Bay Street

Toronto, Ontario, Canada

MSJ2JS

Ladies and Gentlemen:

I am Senior Associate General Counsel of Royal Bank of Canada, a Canadian chartered bank with its principal place of business in Toronto, Ontario, Canada (“Royal Bank”). Reference is made to the Registration on Form S-8 (the “Registration Statement”) that Royal Bank intends to file with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, for the purpose of registering certain deferred compensation obligations (collectively, the “Royal Bank Obligations”) of the Royal Bank of Canada Amended and Restated US Wealth Accumulation Plan and the Royal Bank of Canada Amended and Restated Employee Deferred Advantage Plan (collectively, the “Plans”). This opinion is being delivered to you in connection with the filing of the Registration Statement.

I have examined such documents and reviewed such questions of law as I have considered necessary and appropriate for the purpose of my opinions set forth below. In rendering my opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by requisite action (corporate or otherwise), executed and delivered by such parties, and that such agreements or instruments are valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinion, I have relied upon the representations made in the Plans and upon certificates of Royal Bank.

Based on the foregoing, I am of the opinion that the Royal Bank Obligations under the Plans constitute the valid, binding and enforceable obligations of Royal Bank.

The opinions set forth above are subject to the following qualifications and exceptions:

a)	I have assumed that Royal Bank is a Canadian chartered bank duly organized and validly existing as a Schedule I bank under the Bank Act (Canada).
b)

I have assumed that (i) the Plans have been duly authorized by all requisite corporate action by Royal Bank and (ii) Royal Bank has requisite corporate power to issue the Royal Bank Obligations under the Plans.

c)

I have assumed that the authorization of the Plans and the issuance of the Royal Bank Obligations by Royal Bank will not violate or conflict with (i) the charter documents of Royal Bank or any agreement or instrument to which Royal Bank is party or by which Royal Bank is bound, or (ii) any law of Canada or any rule or regulation of any Canadian governmental authority or regulatory body, or any judgement, order or decree applicable to Royal Bank of any court, governmental authority or arbitrator.

d)

My opinion is subject, with respect to enforceability, to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors’ or secured creditors’ rights, including, without limitation, applicable fraudulent transfer laws.

e)

My opinion is subject, with respect to enforceability, to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

f)	My opinion, insofar as it relates to indemnification provisions, is subject to the effect of federal and state securities laws and public policy relating thereto.
g)	My opinion is subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.
h)

Minnesota Statutes Section 290.371, subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as my opinion relates to valid, binding and enforceable character of any agreement under Minnesota law or in a Minnesota court, I have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report, or, if not exempt, has duly filed, and will continue to file, all Notice of Business Activities Reports.

My opinion expressed above is limited to the law of the State of Minnesota and the federal law of the United States of America. I express no opinion with respect to the applicability thereto, or the effect thereon, of laws of any other jurisdiction.

I note that Osler, Hoskin & Harcourt LLP is providing to you an opinion dated as of the date hereof addressing certain matters of Canadian federal and Ontario provincial laws with respect to Royal Bank and the Royal Bank Obligations under the Plans. I express no opinion as to the matters contained in, or the laws of jurisdictions addressed by, the opinion of Osler, Hoskin & Harcourt LLP.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Lee Thoresen
Lee Thoresen Senior Associate General Counsel Royal Bank of Canada

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